Exhibit 10.1

Amended and Restated

2017 INGEVITY CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose

The purpose of the Plan is to provide Eligible Employees of Ingevity and each of its Designated Subsidiaries with the opportunity to purchase Stock in Ingevity through payroll deduction, thereby encouraging employees to share in the economic growth and success of the company through Stock ownership. Ingevity intends that the Plan constitute an “employee stock purchase plan” within the meaning of § 423 of the Code and, further, intends that any ambiguity in the Plan or any related offering be resolved to effect such intent.

2.	Amendment and Restatement of the Plan; Effective Date

This Plan amends and restates the 2017 Ingevity Corporation Employee Stock Purchase Plan approved by Ingevity’s shareholders in April 2017 (the “Prior Plan”) in its entirety, and shall become effective on April 27, 2023, subject to approval by Ingevity’s stockholders at Ingevity’s annual meeting of stockholders in 2023 (the “Annual Meeting”). In the event that Ingevity’s stockholders fail to approve the Plan as set forth herein at the Annual Meeting, then this Plan shall be deemed void ab initio and the Prior Plan shall continue in effect in accordance with its terms.

3.	Definitions

3.1 “Account” shall mean the separate bookkeeping account which shall be established and maintained by the Administrator for each Participant for each Purchase Period to record the payroll deductions made on his or her behalf to purchase Stock under the Plan.

3.2 “Administrator” shall mean the Board or any person or persons or committee appointed by the Board to administer the Plan. Unless determined otherwise by the Board, the Administrator shall be the Leadership Development and Compensation Committee of the Board.

3.3 “Authorization” shall mean the participation election and payroll deduction authorization form which an Eligible Employee shall be required to properly complete and timely file with the Administrator before the end of an Enrollment Period to participate in the Plan for the related Purchase Period. The Administrator shall establish rules and procedures relating to how Eligible Employees may submit Authorizations (which may include online or electronic enrollment) and the times during which Authorizations must be submitted.

3.4 “Board” shall mean the Board of Directors of Ingevity.

3.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

3.6 “Designated Subsidiary” shall mean a Subsidiary corporation that the Administrator has designated as eligible to participate in the Plan.

3.7 “Eligible Employee” shall mean each employee of Ingevity or a Designated Subsidiary who has been employed with Ingevity or a Designated Subsidiary for at least thirty (30) days except an employee who would own (immediately after the grant of an option under the Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of Ingevity or of its parent or subsidiary corporation based on the rules set forth in § 423(b)(3) and § 424 of the Code, and also excluding any individual who is a bona fide independent contractor and does not receive regular compensation through Ingevity’s or a Designated Subsidiary’s regular payroll. The Administrator may, prior to the Enrollment Period for an offering under the Plan and on a uniform and nondiscriminatory basis, determine that the Eligible Employees with respect to such Offering will not include:

(a) an employee who has been employed less than 2 years (within the meaning of the Code § 423(b)(4)(A)) (or such lesser period of time as may be determined by the Administrator);

(b) an employee who customarily is employed (within the meaning of Code § 423(b)(4)(B)) 20 hours or less per week (or such lesser period of time as may be determined by the Administrator);

(c) an employee who customarily is employed (within the meaning of Code § 423(b)(4)(C)) for not more than 5 months in any calendar year (or such lesser period of time as may be determined by the Administrator);

(d) an employee who is a highly-compensated employee within the meaning of Code § 414(q) with compensation above a certain level, and/or is an officer or subject to disclosure requirements of § 16(a) of the Securities Exchange Act of 1934, as amended, or some other sub-category of highly compensated employees above a designated grade level, provided that the exclusion is applied identically to all such employees of Ingevity participating in an Offering; and

(e) an employee who is a citizen or resident of a foreign jurisdiction if the grant of a purchase right under the Plan or Offering to such person is prohibited under the laws of such foreign jurisdiction or if compliance with the laws would cause the Plan or Offering to violate the requirements of Code § 432.

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3.8 “Enrollment Period” shall mean a period preceding a Purchase Period during which Eligible Employees may elect to participate in the Plan for such Purchase Period. The Administrator shall establish the timing and duration of each Enrollment Period. Unless otherwise determined by the Administrator, the Enrollment Period shall be of approximately one (1) month’s duration.

3.9 “Offering” shall mean an offer under the Plan to purchase shares of Stock on a Purchase Date.

3.10 “Participant” shall mean for each Purchase Period an Eligible Employee who has satisfied the requirements set forth in § 7 for such Purchase Period.

3.11 “Participating Employer” shall for each Participant, as of any date, mean Ingevity or a Designated Subsidiary, whichever employs such Participant as of such date.

3.12 “Plan” shall mean this Amended and Restated 2017 Ingevity Corporation Employee Stock Purchase Plan as set forth herein and as hereafter amended from time to time.

3.13 “Purchase Date” shall mean for each Purchase Period the last day of such Purchase Period.

3.14 “Purchase Period” shall mean a period established by the Administrator during which payroll deductions shall be made pursuant to an Offering under the Plan. Unless otherwise established by the Administrator prior to the beginning of a Purchase Period, all Purchase Periods will be of three (3) months’ duration and shall be approximately the length of a calendar quarter, with the first Purchase Period beginning July 1, 2023 and ending on the last business day of the quarter ending September 30, 2023; any future Purchase Period during 2023 shall begin on October 1, 2023 ending on the last business day of the quarter ending December 31, 2023. Subsequent Purchase Periods shall begin on the first day of each calendar quarter and shall similarly be approximately the length of a calendar quarter and ending on the last business day of such quarter. In no event shall any Purchase Period exceed twenty-seven (27) months.

3.15 “Purchase Price” shall mean the price at which shares shall be purchased in an Offering and such purchase price shall be the lower of (a) eighty-five percent (85%) of the fair market value of a share of Stock on the first day of day of the Offering or (b) eighty-five percent (85%) of the fair market value of a share of Stock on the last day of the Purchase Period. The fair market value of the Stock on any date shall be the closing sales price for a share of Stock as reported on the New York Stock Exchange (or such other exchange on which the Stock is traded). All such prices shall be determined in good faith by the Administrator in accordance with the requirements of Code § 423; provided, if no such prices are so reported for any given day, the closing sales price for such day shall be deemed to be the average of the closing sales price for a share of Stock which was so reported on the most recent day before such day.

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3.16 “Stock” shall mean the $0.01 par value Common Stock of Ingevity.

3.17 “Subsidiary” shall mean a subsidiary corporation of Ingevity as defined under Code § 424(f).

3.18 “Ingevity” shall mean Ingevity Corporation, a Delaware corporation, and any successor to Ingevity.

4.	Offerings

Offerings to purchase shares of Stock shall be made to Participants in accordance with the Plan from time to time at the discretion of the Administrator. The Administrator will determine the terms of each Offering, provided that each Offering shall satisfy the requirements of § 423(b)(5) of the Code.

5.	Shares Available Under the Plan

Subject to adjustment as provided in § 15, a maximum of 550,000 shares of Stock shall be reserved for purchase from Ingevity upon the exercise of options granted under § 9 of the Plan, such reserved shares of Stock consisting of 250,000 shares of Stock previously reserved and subject to issuance under the Prior Plan, and an additional 300,000 shares of Stock reserved under the Plan, as hereby amended and restated. Any shares of Stock which are subject to options granted as of the first day of a Purchase Period but which are not purchased on the related Purchase Date shall again become available under the Plan.

6.	Administration

The Administrator shall be responsible for the administration of the Plan and shall have the power in connection with such administration to interpret the Plan, to establish rules and procedures it deems appropriate to administer the Plan, and to take such other action in connection with such administration as it deems necessary or equitable under the circumstances. The Administrator also shall have the power to delegate the duty to perform such administrative functions as the Administrator deems appropriate under the circumstances and any action taken in accordance with such delegation shall be considered the action of the Administrator. Any person or management committee to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Administrator for such function. Any action or inaction by or on behalf of the Administrator under the Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under the Plan based on the rights, if any, of any such Eligible Employee or Participant under the Plan.

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7.	Participation

Each person who is an Eligible Employee on the first day of an Enrollment Period shall be a Participant in the Plan for the related Purchase Period, and, unless such Eligible Employee withdraws from the Plan (or modifies his or her Authorization in accordance with § 8(b)), for subsequent Purchase Periods, if:

(a) he or she properly completes an Authorization with the Administrator on or before the last day of such Enrollment Period to purchase shares of Stock pursuant to the option granted under § 9; and

(b) his or her employment as an Eligible Employee continues throughout the period which begins on the first day of such Enrollment Period and ends on the first day of the related Purchase Period. Employment as an Eligible Employee shall not be treated as interrupted by a transfer directly between Ingevity and any Designated Subsidiary or between one Designated Subsidiary and another Designated Subsidiary.

An Authorization shall require an Eligible Employee to provide such information and to take such action as the Administrator in its discretion deems necessary or helpful to the orderly administration of the Plan, including specifying (in accordance with § 8) his or her payroll deductions to purchase whole shares of Stock pursuant to the option granted under § 9. Unless a Participant files a new Authorization during an Enrollment Period, modifies an Authorization in accordance with § 8(b) or withdraws from the Plan pursuant to § 12 or § 13, his or her deductions and purchases will continue at the same rate for future Purchase Periods under the Plan as long as the Plan remains in effect. A Participant’s status as such shall terminate for a specific Purchase Period (for which he or she has an effective Authorization) when his or her Account has been withdrawn under § 12 or § 13, his or her Authorization has been modified to stop contributions under § 8(b) or the purchases and distributions contemplated under § 10 with respect to his or her Account have been completed, whichever comes first.

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8.	Payroll Deductions

(a) Initial Authorization. Each Participant’s Authorization made under § 7 shall specify a percentage of compensation (unless the Administrator determines that contributions may be designated as a specific dollar amount which he or she authorizes his or her Participating Employer to deduct from his or her compensation each pay period (as such pay period is determined in accordance with his or her Participating Employer’s standard payroll policies and practices) during the Purchase Period for which such Authorization is in effect to purchase shares of Stock pursuant to the option granted under § 9. A Participant’s Authorization will remain in effect for successive Purchase Periods unless modified in accordance with § 8(b), or terminated as provided in § 12 or § 13. The Administrator may establish uniform rules regarding (i) required minimum payroll contribution levels (ii) the types of compensation from which deductions may be taken, and (iii) limitations on the dollar amounts (or percentages of compensation) that may be withheld from a Participant’s compensation, provided that all such limitations shall satisfy the requirements of § 423(b)(5).

(b)  Modifications. A Participant shall have the right to amend his or her Authorization after the end of an Enrollment Period to increase, decrease, reduce or to stop the payroll deductions which he or she previously had authorized for any Purchase Period, and such adjustment shall be effective as soon as practicable after the Administrator receives such amended Authorization; provided such adjustment is consistent with the Company’s Securities and Insider Trading Policy. Such Adjustment shall remain in effect for subsequent Purchase Periods under the Plan as long as the Plan is in effect or until another Amendment is submitted during a subsequent Purchase Period or until such Participant withdraws from the Plan pursuant to §12 or §13. The Administrator may establish procedures and deadlines by which Participants must make such amendments to an Authorization.

(c) Account Credits, General Assets and Taxes. All payroll deductions made for a Participant shall be credited to his or her Account as of the pay day as of which the deduction is made. All payroll deductions shall be held by Ingevity, by Ingevity’s agent or by one, or more than one, Designated Subsidiary (as determined by the Administrator) as part of the general assets of Ingevity or any such Designated Subsidiary, and each Participant’s right to the payroll deductions credited to his or her Account shall be those of a general and unsecured creditor. No interest or earnings shall be credited to a Participant’s Account. Ingevity, Ingevity’s agent or such Designated Subsidiary shall have the right to withhold on payroll deductions to the extent such person deems necessary or appropriate to satisfy applicable tax laws.

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(d) No Cash Payments. A Participant may not make any contribution to his or her Account except through payroll deductions made in accordance with this § 8.

9.	Granting of Option

(a) General Rule. Subject to § 9(b), § 9(c) and § 9(d), each person who is a Participant for a Purchase Period automatically shall be deemed to have been granted an option to purchase the number of whole shares of Stock (not to exceed 5,000 shares per Purchase Period or Offering, subject to adjustment under § 15 of the Plan or fifteen percent (15%) of his or her compensation per Offering as determined by the Administrator) as may be purchased with the payroll deductions credited to the Participant’s Account during the applicable Purchase Period. No fractional shares of Stock will be purchased; any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share of Stock will be retained in the Participant’s Account for the subsequent Purchase Period, subject to earlier withdrawal in accordance with § 12. Any other funds (other than amounts representing fractional shares) left over in a Participant’s Account after the Purchase Date will be returned to the Participant and shall not be carried over to the next Offering (or Purchase Period, if applicable).

(b) Option Terms. Each such option shall be exercisable only in accordance with the terms of the Plan. The Administrator shall determine the elements of pay to be included in compensation for purposes of the Plan in compliance with Code § 423 and may change the definition on a prospective basis provided it shall apply uniformly to all Participants.

(c) Statutory Limitation. No option granted by operation of the Plan to any Eligible Employee under § 9(a) shall permit his or her rights to purchase shares of Stock under the Plan or under any other employee stock purchase plan (within the meaning of § 423 of the Code) or any other shares of Stock under any other employee stock purchase plans (within the meaning of § 423 of the Code) of Ingevity and its parent or any of its subsidiaries (within the meaning of § 424(f) of the Code) to accrue (within the meaning of § 423(b)(8) of the Code) at a rate which exceeds $25,000 of the fair market value of such stock for any calendar year. Such fair market value shall be determined as of the first day of the Purchase Period for which the option is granted.

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(d) Insufficient Available Shares. If the number of shares of Stock available for purchase for any Purchase Period is insufficient to cover the number of whole shares which Participants have elected to purchase through effective Authorizations, then each Participant’s option to purchase shares of Stock for such Purchase Period shall be reduced to the number of whole shares of Stock which the Administrator shall determine by multiplying the number of shares of Stock available for options for such Purchase Period by a fraction, the numerator of which shall be the number of shares of Stock for which such Participant would have been granted an option under § 9(a) if sufficient shares were available and the denominator of which shall be the total number of shares of Stock for which options would have been granted to all Participants under § 9(a) if sufficient shares were available.

10.	Exercise of Option

Unless a Participant files an amended Authorization under § 8(b), § 12 or § 13 on or before the Purchase Date for a Purchase Period for which he or she has an effective Authorization, his or her option shall be exercised automatically on such Purchase Date for the purchase of as many whole shares of Stock as the balance credited to his or her Account as of that date will purchase at the Purchase Price for such shares of Stock if he or she also is an Eligible Employee on such Purchase Date.

11.	Delivery of Shares

Whole shares of Stock purchased upon the exercise of an option under the Plan may be registered in book entry form or represented in certificate form and shall be held for, or at the Participant’s direction and expense, delivered to the Participant and shall be registered in (1) his or her name or, if the Participant so directs on his or her Authorization filed with the Administrator on or before the Purchase Date for such option and if permissible under applicable law, (2) the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship. No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock subject to an option until such option has been exercised and the related shares of Stock have been delivered to such person or have been transferred to an account for such person at a broker-dealer designated by the Administrator.

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12.	Voluntary Withdrawal

(a) A Participant may elect to withdraw from the Plan and withdraw the entire balance credited to his or her Account during a Purchase Period, if any, by completing in writing and filing an amended Authorization with the Administrator on or before the Purchase Date for such period.

(b)  If a Participant makes such a withdrawal election, any balance credited to his or her Account shall be paid to him or her in cash (without interest) as soon as practicable after such amended Authorization is filed, and no further payroll deductions shall be made on his or her behalf for the remainder of such Purchase Period or for any future Purchase Periods, unless the Participant elects to participate in the Plan by submitting a new Authorization to participate in accordance with § 7(a) of the Plan.

13.	Termination of Employment or Death

If a Participant’s employment as an Eligible Employee terminates on or before the Purchase Date for a Purchase Period for any reason whatsoever (including death but in such case only if the Administrator has timely notice of such death), his or her Account shall be distributed in cash as soon as practicable as if he or she had elected to withdraw his or her Account under § 12 immediately before the date his or her employment terminated. However, if a Participant is transferred directly between Ingevity and a Designated Subsidiary or between one Designated Subsidiary and another Designated Subsidiary while he or she has an Authorization in effect, his or her employment shall not be treated as terminated merely because of such transfer and any such Authorization shall (subject to all the terms and conditions of the Plan) remain in effect after such transfer.

14.	Transferability

Neither the balance credited to a Participant’s Account nor any rights to the exercise of an option or to receive shares of Stock under the Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Administrator in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her Account in accordance with § 12.

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15.	Adjustment

The number of shares of Stock covered by outstanding options granted pursuant to the Plan and the related Purchase Price and the number of shares of Stock available under the Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of, including, but not limited to such changes as dividends paid in the form of Stock or Stock splits. Furthermore, the Board shall adjust (in a manner which satisfies the requirements of § 424(a) of the Code) the number of shares of Stock available under the Plan and the number of shares of Stock covered by options granted under the Plan and the related Option Prices in the event of any corporate transaction described in § 424(a) of the Code. An adjustment made under this § 15 by the Board shall be conclusive and binding on all affected persons.

16.	Amendment or Termination

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate in light of, and consistent with, § 423 of the Code and the laws of the State of Delaware, and any such amendment shall be subject to the approval of Ingevity’s shareholders to the extent such approval is required under § 423 of the Code or the laws of the State of Delaware or to the extent such approval is required under applicable law or stock exchange listing requirements. The Board also may terminate the Plan or any Offering made under the Plan at any time.

17.	Notices

All Authorizations and other communications from a Participant to the Administrator under, or in connection with, the Plan shall be deemed to have been filed with the Administrator when actually received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt of such Authorizations and communications.

18.	Employment

No offer under the Plan shall constitute an offer of employment, and no acceptance of an offer under the Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and Ingevity or any subsidiary of Ingevity, including a Designated Subsidiary. Finally, no Eligible Employee shall be induced to participate in the Plan by the expectation of employment or continued employment.

19.	Headings, References and Construction

The headings to sections in the Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections (§) in the Plan shall be to sections (§) of the Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Delaware.

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